[*****] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into effective as of October 13, 2006 by and between Cambridge Heart, Inc., a Delaware corporation (the “Company”) and Mr. Jeffrey J. Langan (the “Executive”).

In consideration of the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

2. Term. Subject to earlier termination as hereafter provided, the Executive’s employment hereunder shall be for a term of three (3) years, commencing effective as of the date hereof (the “Effective Date”). The term of this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof.” In the event that the employment of the Executive by the Company continues beyond the expiration of the term hereof without an amendment to this Agreement executed in accordance with Section 20 hereof, such continued employment of the Executive by the Company shall be on an at will basis and may be terminated by either party at any time.

3. Capacity and Performance.

(a) During the term hereof, the Executive shall serve as the President and Chief Executive Officer of the Company. In addition, and without further compensation, the Executive shall serve as a director of the Company to the extent elected or appointed from time to time.

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis, shall have all powers and duties consistent with his position, subject to the direction and control of the Company’s Board of Directors (the “Board”) and its designees, and shall perform such other duties and responsibilities on behalf of the Company as may reasonably be designated from time to time by the Board and its designees.

(c) During the term hereof, the Executive shall devote substantially all of his full business time and his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder. The Executive shall comply with all written policies of the Company in effect from time to time. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing or to the extent that any such activity or service does not adversely affect the performance of his duties and responsibilities hereunder.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and obligations, pursuant to this Agreement or otherwise:

(a) Base Salary. During the term hereof, the Company shall pay the Executive a base salary at an initial the rate of Two Hundred Forty Thousand Dollars ($240,000) per annum, payable in accordance with the payroll practices of the Company for its executives. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary.”

(b) Bonus Compensation. During the term hereof, the Executive shall have the opportunity to earn an annual performance bonus in the amount and contingent upon the Company achieving the performance criteria set forth on Exhibit A hereto. The Company may, from time to time, pay such other bonus or bonuses to the Executive as the Board or a compensation committee of the Board, in its sole discretion, deems appropriate. Except as otherwise provided herein, bonuses shall be paid at such time as bonuses for the applicable period are regularly paid to senior executives of the Company.

(c) Stock Options. The Executive shall receive stock options to purchase Two Million (2,000,000) shares of common stock of the Company at an exercise price equal to the closing price for shares of common stock of the Company as reported on the OTC Bulletin Board on the Effective Date (the “Stock Options”). The Stock Options shall become exercisable with respect to One Hundred Thousand (100,000) shares of common stock of the Company on January 13, 2007, shall become exercisable with respect to an additional One Hundred Thousand (100,000) shares of common stock of the Company on April 13, 2007, shall become exercisable with respect to the remaining One Million Eight Hundred Thousand (1,800,000) shares of common stock of the Company in ten (10) equal quarterly installments beginning on July 13, 2007, and shall otherwise contain such terms and conditions consistent with the terms and conditions of options regularly granted to senior executives of the Company. The Stock Options shall be granted with the intention that they qualify as incentive stock options (“ISOs”) to the maximum extent permitted under the $100,000 limit of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be non-qualified options (“NQs”) with respect to the balance of the Stock Options. The ISOs will be granted under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”), and the NQs will be granted as a stand-alone award outside of the Company’s equity incentive plans but will be nevertheless governed by the terms and conditions of the 2001 Plan as though they were granted under the 2001 Plan. On or before January 13, 2007, the Company shall prepare and file with the Securities and Exchange Commission a Registration Statement on Form S-8 (or other appropriate form) covering the shares of common stock issuable upon exercise of the NQs granted hereunder.

(d) Vacations. During the term hereof, the Executive shall be entitled to four (4) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation time shall not cumulate from year to year.

(e) Other Benefits. During the term hereof and subject to any contribution therefor generally required of employees of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are in a category of benefit (including, without limitation, bonus compensation) otherwise provided to the Executive. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

(f) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

(g) Temporary Housing and Medical Insurance Costs. The Executive shall relocate his primary residence to the Boston metropolitan area within nine (9) months following the Effective Date. Until such time as the Executive relocates to Boston, Massachusetts but in no event longer than a period of nine (9) months following the Effective Date, the Company shall reimburse the Executive for (i) his temporary housing costs and the travel expenses of the Executive to and from his current residence in Maine, provided that the aggregate amount of such reimbursement shall not exceed $2,500 per month (after deduction of any taxes required to be withheld) and (ii) the cost to the Executive of maintaining his current family medical insurance coverage, provided that the aggregate amount of such reimbursement shall not exceed $1,235 per month (after deduction of any taxes required to be withheld). Payment of the foregoing expenses shall be subject to such reasonable substantiation and documentation as may be specified by the Company from time to time.

5. Termination of Employment. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term hereof as set forth below.

(a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In that event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, any earned and unpaid Base Salary, prorated through the date of his death. The Company shall have no further obligation or liability to the Executive or his estate.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform the essential functions of his position hereunder, with or without reasonable accommodation, for ninety (90) days during any period of three hundred sixty-five (365) consecutive calendar days.

(ii) The Board may designate another employee to act in the Executive’s place during any period in which the Executive is unable to perform the essential functions of his position as a result of any illness, injury, accident or condition of either a physical or psychological nature. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and his other benefits pursuant to Section 4(e), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under any disability income plan provided by the Company or until the termination of his employment, whichever shall first occur.

(iii) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform the essential functions of his position hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection, to determine whether the Executive is so disabled, and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause (as defined below) at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable and good faith judgment, shall constitute Cause for termination: (i) conviction or plea of nolo contendere in a court of law of (x) any felony or (y) any misdemeanor involving dishonesty, breach of trust, misappropriation or illegal narcotics, (ii) commission of any act involving theft, embezzlement, fraud, dishonesty or moral turpitude or that otherwise impairs the reputation, goodwill or business of the Company, (iii) material breach of any of the material provisions of this Agreement or of any other material agreement between the Executive and the Company or any of its Affiliates, (iv) demonstration of gross negligence, willful misconduct or dereliction of duty in the execution of his duties under this Agreement or breach of his duty of loyalty to the Company or any of its Affiliates that is materially injurious to the Company, or (v) repeated and consistent failure to be present at work or to perform his duties at a level consistent with his position with the Company, which failure continues for more than thirty (30) days after notice given to the Executive, such notice to set forth in reasonable detail the nature of such failure. Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall not have any further obligation or liability to the Executive, other than for Base Salary earned and unpaid through the date of termination.

(d) By the Company without Cause. The Company may terminate the Executive’s employment hereunder without Cause at any time upon notice.

(e) By the Executive. The Executive may terminate his employment, with or without cause, at any time upon at least thirty (30) days’ advance written notice to the Company.

(f) By the Executive for Changed Circumstances. Subject to the Company’s right to terminate the Executive’s employment pursuant to subsections (c) and (d) above, the Executive may terminate his employment hereunder upon the occurrence of Changed Circumstances (as defined below) upon written notice to the Company. “Changed Circumstances” shall mean a significant reduction in the nature or scope of the Employee’s responsibilities, authority, powers, functions or duties as President and Chief Executive Officer of the Company, including, without limitation, a change due to the Board having hired another senior executive officer to whom the Executive is requested by the Board to report.

(g) Severance Benefits.

(i) In the event that the Company terminates the Executive’s employment without Cause (as defined above) or the Executive terminates his employment for Changed Circumstances (as defined above), in each case after April 13, 2007 and prior to the expiration of the term hereof, the Executive shall be entitled, subject to the immediately following sentence, to receive as a severance benefit (the “Severance Benefits”) (i) periodic payments in an amount equal to his Base Salary in effect at the date of such termination divided by the number of payroll periods per year then applicable to executives of the Company for a period of twelve (12) months from and after the date of such termination and (ii) continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular employer portion of the premium for such benefits paid by the Company. The Executive’s right to receive Severance Benefits hereunder is conditioned upon (i) the Executive’s prior execution and delivery to the Company of a general release of any and all claims and causes of action of the Executive against the Company and its officers and directors, excepting only the right to any Base Salary and/or reimbursable expenses then accrued and unpaid under Section 4 of this Agreement, and (ii) the Executive’s continued performance of those obligations hereunder that continue by their express terms after the termination of his employment, including without limitation those set forth in Sections 8, 9 and 10. Any Severance Benefits to be paid hereunder shall be payable in accordance with the payroll practices of the Company for its executives generally as in effect from time to time, and subject to all required withholding of taxes.

Notwithstanding anything to the contrary contained herein, if the Executive is then a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, the aggregate amount of the first seven months of Severance Benefits shall be payable to the Executive pursuant to this Section 5(g) beginning on the first day of the seventh month following on the date of termination of the Executive’s employment with the Company.

(ii) In the event that the Executive’s employment is terminated by the Company without Cause on or before April 13, 2007, the Stock Options shall become exercisable immediately with respect to that number of additional shares of common stock that would have vested had the Executive remained in the employ of the Company until April 13, 2007 (with the same percentage of the ISOs and the NQs becoming exercisable). In the event that the Executive’s employment is terminated after April 13, 2007 as a result of the Executive’s death or by the Company without Cause (as defined below) or by the Executive for Changed Circumstances (as defined below) or following the Executive’s disability, the Stock Options shall become exercisable immediately with respect to that number of additional shares of common stock that would have vested had the Executive remained in the employ of the Company for a period of six (6) months following the date of such termination.

6. Change in Control. In the event that a Change in Control (as defined below) occurs, the Stock Options shall become exercisable in full as of the Change in Control Date (as defined below). “Change in Control Date” means the first date on which a Change in Control occurs. “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (c) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Acquiring Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Acquiring Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively.

7. Effect of Termination. Upon termination of this Agreement, all obligations and provisions of this Agreement shall terminate except with respect to any accrued and unpaid monetary obligations and except for the provisions of Section 8 through (and inclusive of) 23 hereof.

8. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates will continually develop Confidential Information and Proprietary Information (as defined below), that the Executive may develop Confidential Information and Proprietary Information for the Company or its Affiliates and that the Executive may learn of Confidential Information and Proprietary Information during the course of employment. The Executive agrees that, except as required for the proper performance of his duties for the Company, he will not, directly or indirectly, use or disclose any Confidential Information or Proprietary Information. The Executive understands and agrees that this restriction will continue to apply after his employment terminates, regardless of the reason for termination.

(b) The Executive agrees that all Confidential Information and Proprietary Information which he creates or to which he has access as a result of his employment is and shall remain the sole and exclusive property of the Company. Except as required for the proper performance of his duties, the Executive will not copy any documents, tapes or other media containing Confidential Information or Proprietary Information (“Documents”) or remove any Documents, or copies, from Company premises. The Executive will return to the Company immediately after his employment terminates, and at such other times as may be specified by the Company, all Documents and copies and all other property of the Company then in his possession or control.

9. Non-Competition Covenants. For a period of two (2) years from the date the Executive’s employment with the Company terminates, whether during the term hereof or thereafter (the “Restricted Period”), the Executive shall refrain from engaging or becoming interested, directly or indirectly, as an owner, employee, director, partner, consultant, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, either alone or in association with others, in the operation, management or supervision of any type of business or enterprise that during such period is competitive with the businesses or enterprises of the Company and its operating subsidiaries (if any) (collectively, the “Company Group”), or any new business or enterprise which the Company Group during such Restricted Period plans in good faith in the near future to commence which is related to the Company Group’s then-existing businesses or enterprises, in any territory in the United States in which any member of the Company Group operates or sells its products or services or plans in good faith in the near future to commence operations or to sell its products or services, except through ownership of shares in a publicly-traded corporation or publicly-traded mutual fund or publicly-traded limited partnership in which the Executive does not materially participate and in which the Executive’s ownership interest is one percent (1%) or less. Notwithstanding anything to the contrary contained herein, in the event that the Company terminates the Executive’s employment without Cause on or before April 13, 2007, the Executive shall not be subject to the restrictions contained in this Section 9.

10. Non-Solicitation Covenants. During the Restricted Period, the Executive shall refrain from, directly or indirectly, whether on behalf of himself or anyone else: (a) soliciting or accepting orders from any present or past customer of the Company Group for a product or service offered or sold by, or competitive with a product or service offered or sold by, the Company Group; (b) inducing or attempting to induce any such customer to reduce such customer’s purchases from the Company Group; (c) using for his benefit or disclosing the name and/or requirements of any such customer to any other person or persons, natural or corporate; or (d) soliciting any of the Company Group’s employees to leave the employ of the Company Group or hiring anyone who is an employee of the Company Group or was such an employee during the twelve (12) months preceding the proposed date of hire.

11. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 8, 9 and 10 hereof. The Executive acknowledges that he is entering into this Agreement and the covenants contained in Section 8, 9 and 10 in connection with the sale of a beneficial interest in the Company and that such covenants are reasonably necessary to protect the goodwill of the Company that is its exclusive property. The Executive further acknowledges and agrees that, were he to breach any of the covenants contained in Sections 8, 9 or 10 hereof, the damage would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond, provided the Company has made a prima facie showing of such a breach or threatened breach.

12. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the

Executive is not subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. The Executive will not disclose to or use any proprietary information of a third party without such party’s consent.

13. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 13 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b) “Confidential Information” means any and all information, inventions, discoveries, ideas, writings, communications, research, engineering methods, practices, processes, systems, formulae, designs, concepts, products, projects, improvements and developments that relate to the business of the Company or any Affiliate and are not generally known by others, including but not limited to (i) products and services, technical data, methods and processes, (ii) marketing activities and strategic plans, (iii) financial information, costs and sources of supply, (iv) the identity and special needs of customers and prospective customers and vendors and prospective vendors, and (v) the people and organizations with whom the Company or any Affiliate has or plans to have business relationships and those relationships. Confidential Information also includes such information that the Company or any Affiliate may receive or has received belonging to customers or others who do business with the Company or any Affiliate and any publication or literary creation of the Executive, developed in whole or in part while the Executive is employed by the Company, in whatever form published the content of which, in whole or in part, relates to the business of the Company or any Affiliate.

(c) “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

(d) “Proprietary Information” means any and all intellectual property subject to protection under applicable copyright, trademark or patent laws if such property is similar in any material respect with the products and services offered by the Company or any Affiliate.

14. Withholding. All payments made under this Agreement shall be reduced by any tax or other amounts required to be withheld under applicable law.

15. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, or consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, to the attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and an expressly authorized representative of the Company.

21. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23. Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Executive and the Company, by its duly authorized representative, as of the date first above written.

Executive:	CAMBRIDGE HEART, INC.

/s/ Jeffrey J. Langan	By:	/s/ Robert P. Khederian
Jeffrey J. Langan	Name:	Robert P. Khederian
	Title:	Chairman of the Board

[*****] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT A

The annual performance bonus shall be based upon the sales revenue of the Company (determined in accordance with U.S. generally accepted accounting principles) for the periods and calculated in the manner set forth below:

Measurement Period	Annual Performance Bonus Amount

Quarter ending December 31, 2006	Bonus equal to 3% of the positive difference between (a) aggregate sales revenue in the quarter ended December 31, 2006 and (b) aggregate sales revenue in the quarter ended September 30, 2006

Fiscal year ending December 31, 2007	Bonus equal to 3% of the positive difference between (a) aggregate sales revenue in the fiscal year ending December 31, 2007 and (b) [*****]

Fiscal year ending December 31, 2008	Bonus equal to 3% of the positive difference between (a) aggregate sales revenue in the fiscal year ending December 31, 2008 and (b) aggregate sales revenue in the fiscal year ending December 31, 2007

Fiscal year ending December 31, 2009	Bonus equal to 3% of the positive difference between (a) aggregate sales revenue in the fiscal year ending December 31, 2009 and (b) aggregate sales revenue in the fiscal year ending December 31, 2008

No annual performance bonus will be earned for any period in which the average gross margin with respect to sales in such period is less than 95% of the average gross margin with respect to sales in the prior fiscal period. For example, in order to receive an annual performance bonus for the quarter ended December 31, 2006, the average gross margin with respect to sales in such quarter must be equal to or greater than 95% of the average gross margin with respect to sales in the fiscal quarter ended September 30, 2006.

Except as set forth below, in order to receive the annual performance bonus, the Executive must continue to be employed by the Company through the end of the period with respect to which the annual performance bonus has been earned. In the event that the Executive is terminated without Cause, the Executive shall be entitled to receive an annual performance bonus equal to the lower of the following:

(A) the product of (i) the amount of the annual performance bonus that the Executive would have received based upon Company performance for the entire period had the Executive continued to be employed by the Company through the end of the period and (ii) a fraction the numerator of which is the number of full months that the Executive was employed by the Company during the period and the denominator of which is the number of full months in the period; or

(B) the product of (i) the amount of the annual performance bonus that the Executive would have received based upon Company performance for the entire period had the Executive continued to be employed by the Company through the end of the period and (ii) a fraction the numerator of which is the aggregate sales revenue during the portion of the period that the Executive was employed by the Company and the denominator of which is the aggregate sales revenue for the period.

The annual performance bonus will be paid to the Executive at such time as bonuses for the applicable period are regularly paid to senior executives of the Company; provided, however, in no event will the annual performance bonus be paid later than March 15 of the first taxable year following the end of the relevant calendar year in which the amount is no longer subject to a substantial risk of forfeiture under Section 409A of the Code.